As filed with the Securities and Exchange Commission on May 23, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 10549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Commission File Number 001-32886

Continental Resources, Inc.

(Exact Name of Registrant as specified in its charter)

Oklahoma	73-0767549
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 N. Broadway

Oklahoma City, OK 73102

(Address of Principal Executive Offices)

Continental Resources, Inc.

2013 Long-Term Incentive Plan

(Full title of the plan)

Eric S. Eissenstat

Senior Vice President, General Counsel and Secretary

20 N. Broadway

Oklahoma City, OK 73102

(405) 234-9000

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Michael E. Dillard

Latham & Watkins LLP

811 Main St., Suite 3700

Houston, TX 77002

Telephone: (713) 546-5400

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value, $0.01 per share, to be issued pursuant to the Continental Resources, Inc. 2013 Long-Term Incentive Plan (1)	9,840,036 (2)	$86.025 (3)	$846,489,097 (3)	$115,462 (3)

(1)	Together with other awards that may be granted to participants under the Continental Resources, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”), which may consist of stock options, stock appreciation rights, restricted stock, bonus stock, restricted stock units, dividend equivalents, performance awards, annual incentive awards and other stock-based awards entitling the participant to acquire such number of shares of our common stock in accordance with terms to be established by the Compensation Committee of the Registrant’s Board of Directors or other body administering the 2013 Plan, in accordance with its terms.
(2)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such events the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.
(3)	Estimated pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee and is based upon the average of the high and low prices of the common stock of Registrant on May 17, 2013 as reported on the New York Stock Exchange.

EXPLANATORY NOTE

Continental Resources, Inc. (“Company”, “we,” “us” or “our”) prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act to register 9,840,036 shares pursuant to our 2013 Plan. The purpose of the 2013 Plan is to advance the interests of the Company and its shareholders by providing a means of attracting, retaining and motivating employees, corporate officers, directors and consultants employed or retained by the Company, its subsidiaries and affiliates.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the plans required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (“SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the SEC or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) by the Company, are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof.

Annual Report on Form 10-K	Year ended December 31, 2012 filed on February 28, 2013

Quarterly Report on Form 10-Q	Quarter ended March 31, 2013 filed on May 8, 2013

Current Reports on Form 8-K	Filed on February 28, 2013 (filed under Item 5.02 of Form 8-K), April 2, 2013, April 3, 2013, April 5, 2013 and April 11, 2013

Definitive Proxy Statement on Schedule 14A	Filed on April 10, 2013

Additional definitive proxy soliciting materials on Schedule 14A	Filed on April 10, 2013

The description of the Company’s common stock contained in the Registration Statement of the Company on Form 8-A filed May 19, 2006, as that description may be updated from time to time.

All documents filed by the Company with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may read and copy registration statements, reports, proxy statements and other information filed by the Company at the public reference room maintained by the SEC at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You can call the SEC for further information about its public reference room at 1-800-SEC-0330. Such material is also available at the SEC’s website at http://www.sec.gov.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated in Oklahoma. Section 1031 of the Oklahoma General Corporation Act (the “OGCA”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity under certain circumstances to directors, officers, employees or agents in connection with actions, suits or proceedings, by reason of the fact that the person is or was a director, officer, employee or agent, against expenses and liabilities incurred in such actions, suits or proceedings so long as they acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate.

As permitted by the OGCA, the Company’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to it or its shareholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under section 1053 of the OGCA regarding unlawful dividends, stock purchases and redemptions; or

•	for any transaction for which the director derived an improper personal benefit.

As permitted by the OGCA, the Company’s amended and restated certificate of incorporation provides that the Company is required to indemnify its directors and officers to the fullest extent permitted by the OGCA.

As permitted by Oklahoma law, the Company’s amended and restated bylaws provide that:

•	the Company may indemnify its other employees and agents, subject to very limited exceptions;

•	the Company is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding, subject to very limited exceptions; and

•	the rights conferred in the Company’s bylaws are not exclusive.

The indemnification provisions in the Company’s amended and restated certificate of incorporation and amended and restated bylaws may be sufficiently broad to permit indemnification of its directors and officers for liabilities arising under the Securities Act.

Under Oklahoma law, corporations also have the power to purchase and maintain insurance for directors, officers, employees and agents. The Company maintains liability insurance policies which indemnify its directors and officers against loss arising from claims by reason of their legal liability for acts as such directors and officers, subject to limitations and conditions as set forth in the policies.

The Company has entered into written indemnification agreements with all of its directors and officers. These indemnification agreements are intended to permit indemnification to the fullest extent permitted by the OGCA. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of the Company or any of its affiliates, or is or was serving at the Company’s request in such a position for another entity. The indemnification agreements also obligate the Company to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse the Company for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, any double payments received by the indemnitee must be reimbursed to the Company.

The Company will not be obligated to indemnify the indemnitee with respect to claims brought by the indemnities against the Company or its directors and officers without prior approval of a majority of the Company’s Board of Directors, except for claims brought by the indemnitee to enforce his or her rights under the indemnification agreement.

The foregoing discussion of the Company’s amended and restated certificate of incorporation, bylaws, indemnification agreements and Oklahoma law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws, indemnification agreements or law.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See the Index to Exhibits accompanying this Registration Statement.

Item 9.	Undertakings.

(a)	The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that undertakings set forth in paragraphs (a)1(i) and (a)1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Oklahoma City, state of Oklahoma, on this 23rd day of May, 2013.

Continental Resources, Inc.

By:	/s/ John D. Hart
Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints John D. Hart and Eric S. Eissenstat, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-8 registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HAROLD G. HAMM Harold G. Hamm	Chairman of the Board and Chief Executive Officer (principal executive officer)	May 23, 2013

/s/ JOHN D. HART John D. Hart	Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	May 23, 2013

/s/ DAVID L. BOREN David L. Boren	Director	May 23, 2013

/s/ ROBERT J. GRANT Robert J. Grant	Director	May 23, 2013

/s/ LON MCCAIN Lon McCain	Director	May 23, 2013

/s/ JOHN T. MCNABB II John T. McNabb II	Director	May 23, 2013

/s/ MARK E. MONROE Mark E. Monroe	Director	May 23, 2013

/s/ EDWARD T. SCHAFER Edward T. Schafer	Director	May 23, 2013

INDEX TO EXHIBITS

5.1 *	Opinion of Conner & Winters, LLP

23.1 *	Consent of Grant Thornton LLP

23.2 *	Consent of Ryder Scott Company, L.P.

23.3*	Consent of Conner & Winters, LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)

24.1*	Power of Attorney (included in the signature page hereto)

99.1	Continental Resources, Inc. 2013 Long-Term Incentive Plan (incorporated by reference to Appendix A of Continental Resources, Inc.’s Definitive Proxy Statement on Schedule 14A relating to the 2013 Annual Meeting of Shareholders of Continental Resources, Inc., as filed with the SEC on April 10, 2013)

*	Filed herewith